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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO TO ACQUIRE CETAIN ASSETS OF COIL-TEC, INC., INCLUDING THE PLANT AND TEMPER MILL LOCATED IN BLYTHEVILLE, ARKANSAS.

TOWN & COUNTRY, MISSOURI, October 25, 1996 . . . . . Huntco Inc. (NYSE:"HCO"),
a Town & Country based intermediate steel processor, today announced that it had signed a letter of intent to acquire certain assets of Coil-Tec, Inc., a wholly-owned subsidiary of ARBED Americas, Inc.

The primary asset to be acquired, in addition to inventory, is the Blytheville, Arkansas plant facility of Coil-Tec, Inc., which is located across the street from Huntco's largest facility. The Coil-Tec plant houses a two high temper mill and cut-to-length line designed to produce tempered, panel flat sheets and plates, as well as tempered hot rolled steel coils. Huntco does not currently produce either product.

Closing of the transaction is expected to occur before the end of the calendar year and is subject to completion of due diligence, negotiation of a definitive agreement, termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and satisfaction of financing contingencies, as well as approval by the Board of Directors and shareholders of Coil-Tec, Inc. and the Board of Directors of Huntco Inc.
Terms of the transaction were not disclosed.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.